NEWS RELEASE
Visteon announces first quarter 2008 results
Highlights
•	Significant year-over-year improvement
o	Net loss narrows by $48 million

o	EBIT-R improves $97 million

o	SG&A reduced by $21 million
•	Affirms full-year 2008 EBIT-R and free cash flow guidance
VAN BUREN TOWNSHIP, Mich., April 30, 2008 – Visteon Corporation (NYSE:VC) today announced results for first quarter 2008. For first quarter 2008, Visteon reported a net loss of $105 million, or $0.81 per share, on total sales of $2.86 billion. These results include a $40 million loss associated with the sale of North American aftermarket facilities, including a $21 million asset impairment. For the first quarter 2007, Visteon reported a net loss of $153 million, or $1.19 per share, on total sales from continuing operations of $2.89 billion. First quarter 2007 results included $40 million of asset impairments. EBIT-R, as defined below, for first quarter 2008 was $51 million, an improvement of $97 million over first quarter 2007.
“Our first quarter results demonstrate the benefit of Visteon’s increased diversification of customer and geographic sales as well as significant operating improvement in our business,” said Michael F. Johnston, chairman and chief executive officer. “We expanded our margins and remain focused on additional cost reduction through the implementation of our restructuring plan and our overhead cost reduction initiative.”
First Quarter 2008
Total sales for first quarter 2008 were $2.86 billion, a decrease of $28 million from the same period a year ago. First quarter 2008 product sales were $2.74 billion, a decrease of $19 million from first quarter 2007. Divestitures and plant closures decreased product sales by $340 million; favorable currency of $181 million and higher Asian sales were partial offsets. Services revenue was $121 million, a decrease of $9 million from the same period in 2007.
North American product sales declined $144 million year-over-year to $750 million, or 26 percent of total product sales. The impact of divestitures and plant closures, which decreased sales by
$153 million, and lower Ford and Nissan truck production were partially offset by new business. European product sales decreased $25 million year-over-year to $1.17 billion, or 41 percent of product sales. Divestitures and plant closures decreased European sales by $153 million, while favorable currency of $139 million, production volumes and new business were partial offsets. Asian product sales increased $158 million year-over-year to $843 million, or 29 percent of total product sales. The increase is attributable to higher production volumes and new business, favorable currency of

$23 million, partially offset by the divestiture of businesses that accounted for $26 million in sales in the first quarter last year. South American product sales were $107 million, essentially unchanged from a year ago.
For first quarter 2008, Visteon’s operating loss was $15 million, an improvement of $67 million from the same period in 2007, reflecting improved gross margin and lower SG&A spending. The year-over-year improvement was driven by cost performance, restructuring savings and favorable currency in excess of customer pricing.
First quarter 2008 results included a $40 million charge associated with the sale of North American aftermarket operations. Restructuring expense for the quarter was $46 million and reimbursement from the escrow account totaled $24 million. First quarter 2007 results from continuing operations included $40 million of asset impairments, $25 million of restructuring expenses and $35 million in reimbursement from the escrow account.
Visteon reduced its net loss by $48 million, or $0.38 per share, to $105 million, or $0.81 per share, for first quarter 2008. EBIT-R for first quarter 2008 was positive $51 million, an increase of $97 million from the negative $46 million reported in first quarter 2007.
Cash used by operating activities for first quarter 2008 was $126 million, a $5 million improvement over the $131 million in first quarter 2007. First quarter 2008 cash from operations was negatively impacted on a year-over-year basis by a number of factors including cash restructuring costs, pension, OPEB and recoverable tax assets.
Capital expenditures for first quarter 2008 were $74 million, $10 million higher than the same period a year ago, reflecting investments to support future business. Free cash flow, as defined below, for first quarter of 2008 was negative $200 million, compared with negative $195 million in the same period of 2007.
As of March 31, 2008, cash balances totaled $1.613 billion compared to $1.758 billion as of Dec. 31, 2007, and total debt was $2.8 billion, essentially unchanged from year-end 2007.
Restructuring and Divestitures
Visteon continues to make solid progress on the implementation of its three-year plan. During the first quarter, Visteon addressed a number of facilities as part of its restructuring initiatives. Visteon sold its non-core North American-based aftermarket underhood and remanufacturing operations which included two facilities in Mexico and one in Tennessee. The businesses generated approximately $130 million of sales in 2007 and had a negative gross margin of approximately $16 million. In February 2008, Visteon closed its interiors facility in Bellignat, France, resulting in the separation of approximately 300 employees. A significant majority of the production at this facility was consolidated into other manufacturing facilities. Additionally, Visteon remains on track to exit its Bedford, Ind., and Concordia, Mo., facilities later this year.
During the first quarter of this year Visteon recorded $46 million of restructuring charges. These charges were primarily related to three facilities in continental Europe, which are being addressed as part of the company’s three-year plan, and related cost-reduction actions associated with the company’s drive to reduce overhead costs, through the reduction of general administrative and engineering related expenses. In January Visteon stated it expects to generate cumulative savings of approximately $215 million over the next three years as part of the overhead cost reduction initiative. To date approximately 250 salaried employees have been separated from the company in conjunction with this initiative, and Visteon remains on track to generate the expected savings.

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Visteon continues to address its operations in the United Kingdom. Visteon has a non-binding memorandum of understanding with Linamar Corporation for the sale of its Swansea, Wales, facility. Although the transaction has yet to be finalized and negotiations continue, Visteon has been able to mitigate the losses associated with the facility through agreements reached with customers supplied by the Swansea facility.
“We continue to improve our operations on a global basis as demonstrated in our first quarter results,” said Donald J. Stebbins, president and chief operating officer. “We are driving operational excellence and performance improvement throughout our global organization.”
Full Year 2008 Outlook
Primarily due to a weaker U.S. dollar and the timing of divestitures, full-year 2008 product sales currently are expected to be in the range of $10.0 billion to $10.2 billion. Visteon also affirmed that it expects EBIT-R for full-year 2008 to be in the range of negative $25 million to positive $25 million and free cash flow for full-year 2008 to be in the range of negative $350 million to negative $250 million.
“The progress Visteon is making, combined with the additional actions we will execute in 2008, lays the foundation for Visteon to be free cash flow positive in 2009,” Johnston said. “With $1.6 billion of cash at March 31, 2008, and additional available liquidity, we have the flexibility to execute our plans.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 40,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

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Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2008 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Derek Fiebig
734-710-5557	734-710-5800
jfishe89@visteon.com	dfiebig@visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended
	March 31
	2008	2007
Net sales
Products	$2,739	$2,758
Services	121	130

	2,860	2,888

Cost of sales
Products	2,545	2,643
Services	120	128

	2,665	2,771

Gross margin	195	117

Selling, general and administrative expenses	148	169
Restructuring expenses	46	25
Reimbursement from Escrow Account	24	35
Asset impairments and loss on divestiture	40	40

Operating loss	(15)	(82)

Interest expense	57	49
Interest income	15	9
Equity in net income of non-consolidated affiliates	15	9

Loss from continuing operations before income taxes and minority interests	(42)	(113)

Provision for income taxes	51	17
Minority interests in consolidated subsidiaries	12	6

Net loss from continuing operations	(105)	(136)

Loss from discontinued operations, net of tax	—	17

Net loss	$(105)	$(153)

Per share data:
Basic and diluted loss per share from continuing operations	$(0.81)	$(1.06)
Loss from discontinued operations, net of tax	—	(0.13)

Basic and diluted loss per share	$(0.81)	$(1.19)

Average shares outstanding (millions)
Basic	129.5	128.9
Diluted	129.5	128.9

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	March 31	December 31
	2008	2007
ASSETS
Cash and equivalents	$1,613	$1,758
Accounts receivable, net	1,215	1,150
Interests in accounts receivable transferred	491	434
Inventories, net	484	495
Other current assets	281	235

Total current assets	4,084	4,072

Property and equipment, net	2,778	2,793
Equity in net assets of non-consolidated affiliates	240	218
Other non-current assets	126	122

Total assets	$7,228	$7,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$103	$95
Accounts payable	1,851	1,766
Accrued employee liabilities	270	316
Other current liabilities	400	351

Total current liabilities	2,624	2,528

Long-term debt	2,741	2,745
Postretirement benefits other than pensions	622	624
Employee benefits, including pensions	523	530
Deferred tax liabilities	160	147
Other non-current liabilities	409	428
Minority interests in consolidated subsidiaries	285	293

Shareholders’ deficit:
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 130 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,406	3,406
Accumulated deficit	(4,128)	(4,016)
Accumulated other comprehensive income	333	275
Other	(5)	(13)

Total shareholders’ deficit	(136)	(90)

Total liabilities and shareholders’ deficit	$7,228	$7,205

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended
	March 31
	2008	2007
Operating activities

Net loss	$(105)	$(153)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	115	121
Asset impairments and loss on divestiture	40	50
(Gain) loss on asset sales	(14)	3
Equity in net income of non-consolidated affiliates, net of dividends remitted	(15)	(9)
Other non-cash items	(7)	16
Changes in assets and liabilities:
Accounts receivable and retained interests	(96)	(153)
Inventories	(30)	(23)
Accounts payable	80	63
Other assets and other liabilities	(94)	(46)

Net cash used by operating activities	(126)	(131)

Investing activities

Capital expenditures	(74)	(64)
Proceeds from divestiture and asset sales	52	7

Net cash used by investing activities	(22)	(57)

Financing activities

Short-term debt, net	—	2
Proceeds from debt, net of issuance costs	12	1
Principal payments on debt	(15)	(4)
Other, including book overdrafts	(9)	2

Net cash (used by) provided from financing activities	(12)	1

Effect of exchange rate changes on cash	15	2

Net decrease in cash and equivalents	(145)	(185)

Cash and equivalents at beginning of year	1,758	1,057

Cash and equivalents at end of period	$1,613	$872

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “EBIT-R “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net (loss) income before net interest expense and provision for income taxes and excludes asset impairments, gains and losses on business divestitures and net unreimbursed restructuring expenses and other reimbursable costs. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three-Months Ended		2008
	March 31		Estimate
	2008	2007
Net loss	$(105)	$(153)	$(440) to (390)
Interest expense, net	42	40	175
Provision for income taxes	51	17	120
Asset impairments and loss on divestiture	40	50	40
Restructuring and other reimbursable costs	47	41	160
Reimbursement from escrow account	(24)	(41)	(80)

EBIT-R	$51	$(46)	$(25) to 25

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt, for planning and forecasting future periods and as a measure for compensation purposes.

	Three-Months Ended		2008
	March 31		Estimate
	2008	2007
Cash used by operating activities*	$(126)	$(131)	$(40) to 60

Capital expenditures	(74)	(64)	(310)

Free cash flow	$(200)	$(195)	$(350) to (250)

Free cash flow is not a recognized term under GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.
*As of March 31, 2008 Visteon had $105 million of total receivable sales, which is equal to the balance at December 31, 2007 after adjusting for exchange. Full year 2008 estimates are based on receivables sales equal to the December 31, 2007 level.